10f-3 REPORT

SMITH BARNEY MUNI FUNDS
NATIONAL PORTFOLIO

May 1, 2004 through July 31,2004

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)

NYC Mun. Wat Fin	7/21/2004	Siebt Brandford & Shank	$2,000,000	$98.854	3.33%	A
   Auth Water and Sewer
   System Revenue
   5.000% due 6/15/39

(1) Represents purchases by all affiliated funds and discretionary Accounts;
may not exceed 25% of the principal amount of the offering.

A-Includes purchases of $3,000,000 by other affiliated mutual funds and discretionary accounts.